UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2008

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 NE Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 24, 2008, OMNI Energy Services Corp. (“OMNI”) announced the completion of a $90 million Senior Bank Credit Facility (“Senior Credit Facility”) dated as of April 23, 2008 between OMNI and Fifth Third Bank, which replaces, in its entirety, OMNI’s $64 million credit facility.

The Senior Credit Facility consists of a $50 million term facility (“Term Loan”) supplemented by an additional $15 million delayed-draw term tranche available for future acquisitions and a $25 million revolving credit facility (“Revolver”). The Term Loan requires quarterly payments of $2 million beginning June 30, 2008 and a payment for the remaining balance due April 23, 2013. Principal and interest payments are due quarterly with interest accruing at the initial Term Loan rate of LIBOR plus 2.50% or the Base Rate plus 1.0% and the initial Revolver rate of LIBOR plus 2.25% or the Base Rate plus .75%, both at OMNI’s option.

The proceeds from the Senior Credit Facility were used to (i) repay the approximately $30.8 million outstanding principal balance under OMNI’s existing Term A and Capital Expenditure loans, which were part of OMNI’s previous $64 million credit facility; and (ii) close the acquisition of Industrial Lift Truck & Equipment Co., Inc. The balance of the proceeds available under the Senior Credit Facility will be used to pay fees and expenses of the aforementioned transactions and provide additional working capital.

The foregoing description of the Senior Credit Facility above does not purport to be complete and is qualified in its entirety by reference to the Senior Credit Facility, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement, dated as of April 23, 2008, by and among Fifth Third Bank, the lenders identified therein, OMNI, the subsidiaries of OMNI identified therein and the other Credit Parties identified therein.

99.1	Press Release dated April 24, 2008 announcing the completion of the Senior Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.

Dated:	April 30, 2008	By:	/s/ Ronald D. Mogel
Ronald D. Mogel
Senior Vice President and Chief Financial Officer